Exhibit 99.1

                     Worthington Names New Steel President

     COLUMBUS, Ohio--(BUSINESS WIRE)--Feb. 6, 2007--Worthington Industries, Inc. (NYSE:WOR), today named Mark A. Russell the new president of The Worthington Steel Company. Russell served as CEO of Indalex, Inc., a leading aluminum products company and in operational roles with Alumax, Inc. and Alcoa, Inc.

     "Mark brings a solid skill set to our steel processing group," John P. McConnell, Chairman and CEO of Worthington Industries, said. "His leadership skills and excellent operations track record make him a great fit for our team." He will begin working at Worthington Steel later this month.

     Russell's experience includes CEO of Indalex, the third-largest producer of extruded aluminum products in the world. He led the Lincolnshire, Ill., company to increased profitability by focusing on cutting costs, safety, increased productivity, greater market share and improving customer service. Prior to that, he served in management roles for Alcoa and the former Alumax, before Alcoa acquired that company.

     Worthington Steel, a Worthington Industries company, is one of America's largest independent steel processors of flat rolled steel. Operating 12 facilities across the United States, the company offers the widest range of services in the industry including acrylic coating, cleaning, cold-rolling, configured blanking, cutting-to-length, dry lubricating, edging, galvannealing, hot-dipped galvanizing, hydrogen annealing, pickling, slitting, stainless steel, temper rolling and tension leveling.

     Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stamping and laser welded blanks. Worthington Industries and its subsidiaries employ more than 8,000 people and operate 63 facilities in 10 countries.

     Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company's foundation.

     Safe Harbor Statement

     Worthington Industries wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company relating to non-historical matters constitute "forward looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those risks described from time to time in the company's filings with the United States Securities and Exchange Commission.

     www.WorthingtonIndustries.com


     CONTACT: Worthington Industries, Inc.
              Media Contact:
              Cathy M. Lyttle, 614-438-3077
              VP, Corporate Communications
              cmlyttle@WorthingtonIndustries.com
              or
              Investor Contact:
              Allison M. Sanders, 614-840-3133
              Director, Investor Relations
              asanders@WorthingtonIndustries.com